EX-99.CODE ETH

                               RS INVESTMENT TRUST
                                NOVEMBER 18, 2003

                     CODE OF ETHICS PURSUANT TO SECTION 406
                        OF THE SARBANES-OXLEY ACT OF 2002
              FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by RS Investment Trust (the "Trust") and applies to the Trust's Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer or persons performing similar functions (the "Covered Officers," as set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Trust;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II.  COVERED OFFICERS SHOULD HANDLE CONFLICTS OF INTEREST ETHICALLY

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust or any of the separate series of the Trust (each, a "Fund"). For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (including the regulations thereunder, the
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"1940 Act"), and the Investment Advisers Act of 1940, as amended (including the regulations thereunder, the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with a Fund because of their status as "affiliated persons" of the Trust. The compliance programs and procedures of the Trust and its investment adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically and not to have involved any violation of this Code. In addition, it is recognized by the Trust's Boards of Trustees (the "Board") that the Covered Officers may also be directors, officers, or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or to a violation of this Code.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust or any Fund.

     Each Covered Officer must:

     o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust or any Fund;

     o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

     o    not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
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     o    not retaliate against any other Covered Officer or any employee of the
          Trust or the investment adviser or other entities doing business with the Trust for reports of potential violations of this Code or applicable laws that are made in good faith;

     o report at least annually such information as the Trust may request in order to determine the basis for any actual or potential conflicts of interest.

     There are some conflict of interest situations that should always be disclosed to the Compliance Officer of the Trust (the "Code Officer"). These conflict of interest situations are listed below:

     o service on the board of directors or governing board of a public or private company;

     o acceptance of any investment opportunity or of any material gift or gratuity from any person or entity that does business, or desires to do business, with the Trust or in which a Fund invests or may consider investing;

     o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than its investment adviser, principal underwriter, or any affiliate thereof; this restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 1% of the outstanding securities of the relevant class;

     o a direct or indirect financial interest in commissions, transaction charges, or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with the investment adviser or any affiliate, such as compensation or equity ownership; this restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 1% of the particular class of security outstanding.


III.     DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;


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     o    each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC (which for the sake of clarity, does not include any sales literature, omitting prospectuses or "tombstone" advertising prepared by the Trust's principal underwriter) and in other public communications made by the Trust; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations by (i) adhering personally to such standards and restrictions and (ii) encouraging and counseling other persons involved with the Trust to adhere to such standards and restrictions.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that he or she has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

     o notify the Code Officer promptly if he or she knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

     The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Code Officer may consult with internal or external counsel or accountants to assist with the application and interpretation of this Code.

     The Trust will follow these procedures in investigating and enforcing this
Code:

     o the Code Officer will take all appropriate action to investigate any potential material violations reported to him or her, which may include the use of internal or external counsel, accountants or other personnel;

     o if, after such investigation, the Code Officer believes that no violation has occurred, the Code Officer is not required to take any further action;


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     o    any matter that the Code Officer believes is a violation will be reported to the Audit Committee of the Board (the "Committee");

     o if the Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; and/or disciplinary action (which may include the dismissal of the Covered Officer);

     o the Committee or the Chairman thereof will be responsible for granting waivers from this Code, as appropriate;

     o the Code Officer, President or other senior management, as the case may be, shall report all material violations of the Code to the Audit Committee of the Board.

     Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Trust and the investment adviser's codes of ethics under Rule 17j-1 under the 1940 Act and the investment adviser's more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the independent Trustees.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Code Officer, employees and agents of the Trust or the investment adviser whose where disclosure is appropriate in light of the purposes of this Code, the Board, and its counsel.


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VIII. INTERNAL USE

     The Code is intended solely for internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.






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                                                                       EXHIBIT A
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Persons Covered by this Code of Ethics
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
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       TRUST           PRINCIPAL EXECUTIVE OFFICER   PRINCIPAL FINANCIAL OFFICER     PRINCIPAL ACCOUNTING
                                                                                           OFFICER
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
RS Investment Trust    Terry R. Otton, Co            Terry R. Otton, Treasurer      Terry R. Otton, Treasurer
                       -President and Co-Principal   and Chief Financial and        and Chief Financial and
                       Executive Officer;            Accounting Officer             Accounting Officer
                       G. Randall Hecht,
                       Co-President and
                       Co-Principal Executive
                       Officer
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


As revised November 15, 2004






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